Exhibit 15.2

SKYCORP SOLAR GROUP LIMITED	D	+852 3656 6054 / +852 3656 6073
MCGRATH TONNER CORPORATE SERVICES LIMITED	E	nathan.powell@ogier.com /
P. O. Box 446		rachel.huang@ogier.com
5th Floor, Genesis Building	Reference: NMP/RYH/505295.00001
Genesis Close
George Town
KY1-1106
Cayman Islands

12 February 2026

Dear Sirs

SKYCORP SOLAR GROUP LIMITED (the Company)

We hereby consent to the references to our firm’s name in the Company's annual report on Form 20-F for the year ended September 30, 2025 (the Annual Report), which will be filed with the Securities and Exchange Commission (the Commission) on the date hereof. We also consent to the filing of this consent letter with the Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

This consent letter is addressed to you. This consent letter is limited to the matters detailed herein and is not to be read as an opinion or consent with respect to any other matter.

Yours faithfully

/s/ Ogier

Ogier

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong